Exhibit 4

JOHN M. WOODBURY, JR.
358 Patterson Blvd. S.W.
Calgary, Alberta, Canada T3H 3K1

January 20, 2005

Board of Directors
Recom Managed Systems, Inc.
4705 Laurel Canyon Boulevard, Suite 203
Studio City, California 91607

Re:	Registration Statement On Form SB-2 For Resale of Common Stock

Gentlemen:

I have acted as securities counsel for Recom Managed Systems, Inc. (the "Company") in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") under the United States Securities Act of 1993, as amended (the "Securities Act"), and the Rules and Regulations of the United States Securities and Exchange Commission promulgated thereunder, to be filed with the Securities and Exchange Commission on or about January 24, 2005, in connection with the registration of an aggregate of 1,368,281 shares of common stock, par value $0.001 (the "Shares"), consisting of:

(1)	1,036,904 common shares reserved for issuance by the Company in connection with the sale of a $2,000,000 convertible debenture to DKR SoundShore Oasis Holding Fund Ltd. as follows: (i) 380,952 common shares issuable by the Company upon the prospective conversion, at the election of the debenture holder, of the full $2,000,000 in principal due under the debenture; (ii) 275,000 common shares issuable by the Company with respect to the prospective exercise of 275,000 common share purchase warrants issued to the debenture holder in connection with the sale of the debenture; and (iii) an additional pool of 380,952 common shares issuable by the Company with respect to any of the following: (1) the prospective conversion, at the election of the Company, of principal under the aforesaid convertible debenture at a lower conversion price than that afforded to the debenture holder; and/or (2) the prospective payment by the Company in the form of common shares of interest, penalties and/or damages that may accrue under the debenture and/or warrants; and

(2)	331,377 common shares reserved for issuance by the Company in connection with dividends paid or payable in kind with respect to the Company’s series ‘A’ preferred shares sold in a private placement in fiscal 2003 as follows: (i) 131,377 common shares issuable by the Company with respect to the prospective conversion of 131,377 series ‘A’ preferred shares issued as a dividend payable in kind in satisfaction of dividends accrued through December 31, 2004 on series ‘A’ preferred shares then outstanding; and (ii) an additional pool of 200,000 common shares issuable by the Company with respect to the prospective issuance and conversion of up to 200,000 additional series ‘A’ preferred shares as a dividend payable in kind in satisfaction of dividends that may accrue after December 31, 2004 on series ‘A’ preferred shares

In rendering my opinion, I have reviewed and examined the following documents and certificates of officers and directors of the Company:

(1)	The Company’s Certificate of Incorporation, as amended from time to time (the "Certificate") as certified to us by the Secretary of State of the State of Delaware and as recorded in the office of the appropriate county recorder;

(2)	The Company’s Bylaws, as certified to us by the Secretary of the Company;

Board of Directors
Recom Managed Systems, Inc.
January 20, 2005

(3)	Certified resolutions adopted by the Companys Board of Directors authorizing the sale of the Shares; and

(4)	The Registration Statement.

In giving my opinion, I have assumed without investigation the authenticity, accuracy and completeness of any document or instrument submitted to me as an original, the conformity to the original of any document or instrument submitted to me as a copy, and the genuineness of all signatures on such originals or copies.

I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents or instruments and records, or to verify the adequacy of accuracy of such documents, instruments and records.

Based upon the foregoing, I am of the opinion that, after the Registration Statement becomes effective and after any post-effective amendment required by law as may become applicable is duly completed, filed and becomes effective (such Registration Statement as it finally becomes effective, or, if required to be post-effectively amended, then as it is so amended, is referred to hereinafter as the "Final Registration Statement"), and when the applicable provisions of "blue sky" and other state or provincial securities laws shall have been complied with, and when the Shares are issued and sold in accordance with the Final Registration Statement and the terms of the Company’s Certificate of Incorporation in the case of the underlying series 'A' preferred stock and the underlying warrant agreement in the case of the common stock purchase warrants, will be legally authorized, fully paid and nonassessable under the laws of the laws of the State of Delaware, including all statutory provisions under those laws, all applicable provisions of the Delaware Constitution, and all reported judicial decisions interpreting those laws.

I express no opinion as to compliance with "blue sky" or state securities laws of any state in which the Shares are proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Shares.

I consent to the reference to myself under the caption “Legal Matters” in the prospectus contained in the Registration Statement. I also consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Shares in connection with the offering described in the Registration Statement. Other than as provided in the two preceding sentences, this opinion covers only matters of United States federal law and the internal (and not the conflict of law) laws of the State of Delaware, and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

Very truly yours,

/s/ John M. Woodbury, Jr
John M. Woodbury, Jr